Exhibit 3(i)
ARTICLES OF AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION, AS AMENDED, OF FPL GROUP, INC. DELETING THE AUTHORIZATION FOR THE SERIES A JUNIOR PARTICIPATING PREFERRED STOCK OF FPL GROUP, INC.

        Pursuant to the provisions of Section 607.1002 of the Florida Business Corporation Act, the undersigned corporation hereby submits the following amendment for the purpose of deleting the authorization for its Series A Junior Participating Preferred Stock:

1. The name of the corporation is FPL Group, Inc. (the "Corporation").
2. The amendment to the Restated Articles of Incorporation, as amended, of the Corporation adopted by the Board of Directors of the Corporation is as follows:

The Restated Articles of Incorporation, as amended, of the Corporation, are amended to delete authorization for the Series A Junior Participating Preferred Stock of the Corporation previously established as a series of its Serial Preferred Stock, $.01 par value.

3. No shares of the Series A Junior Participating Preferred Stock of the Corporation have been issued.

        4.      This amendment was duly adopted by the Board of Directors of the Corporation on May 26, 2006 without shareholder action, which action was not required pursuant to Section 607.1002(5) of the Florida Business Corporation Act.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name by the undersigned, thereunto duly authorized, on July 3, 2006.
FPL GROUP, INC.

By:	EDWARD F. TANCER

Edward F. Tancer
Vice President & General Counsel